Exhibit 5.2

September 11, 2024

Reference: 2105/129

Canadian Imperial Bank of Commerce 81 Bay Street, CIBC Square Toronto, Ontario, Canada M5J 0E7

Re:	Canadian Imperial Bank of Commerce
Issue of US$500,000,000 Aggregate Principal Amount of Floating Rate Senior Notes due 2027, US$1,000,000,000 Aggregate Principal Amount of 4.508% Fixed-to-Floating Rate Senior Notes due 2027 and US$750,000,000 Aggregate Principal Amount of 4.631% Fixed-to-Floating Rate Senior Notes due 2030

Dear Sirs/Mesdames:

We have acted as special Canadian counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the issuance and sale of US$500,000,000 aggregate principal amount of the Bank’s Floating Rate Senior Notes due 2027 (the “Floating Rate Notes”), US$1,000,000,000 aggregate principal amount of the Bank’s 4.508% Fixed-to-Floating Rate Senior Notes due 2027 (the “2027 Fixed-to-Floating Rate Notes”) and US$750,000,000 aggregate principal amount of the Bank’s 4.631% Fixed-to Floating Rate Senior Notes due 2030 (the “2030 Fixed-to-Floating Rate Notes”, and, collectively with the Floating Rate Notes and the 2027 Fixed-to-Floating Rate Notes, the “Notes”), pursuant to an underwriting agreement dated September 4, 2024 (the “Underwriting Agreement”), among the Bank and CIBC World Markets Corp., BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, TD Securities (USA) LLC, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Loop Capital Markets LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., UBS Securities LLC and Wells Fargo Securities, LLC. The Notes will be issued pursuant to an indenture dated as of September 14, 2010 (the “Base Indenture”) between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the first supplemental indenture thereto dated as of April 2, 2019 (the “First Supplemental Indenture”) and the second supplemental indenture thereto dated as of September 11, 2024 (the “Second Supplemental Indenture”, and, collectively with the Base Indenture and the First Supplemental Indenture, and as amended or supplemented from time to time, the “Indenture”).

We have participated, together with Willkie Farr & Gallagher LLP, United States counsel to the Bank, in the preparation of, or have reviewed, the following:

1.	registration statement on Form F-3 (File No. 333-273505) (the “Registration Statement”), including the prospectus constituting a part thereof, dated September 6, 2023 (the “Base Prospectus”), the preliminary prospectus supplement dated September 4, 2024 (the “Preliminary Prospectus Supplement”), the final prospectus supplement dated September 4, 2024 (the “Final Prospectus Supplement” and, together with the Preliminary Prospectus Supplement, the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”);

(i)	the Underwriting Agreement;

(ii)	the Indenture; and

(iii)	the forms of certificates representing the Notes.

We have examined such statutes, public and corporate records, opinions, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies, portable document format or facsimiles.

For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Indenture has been duly authorized, executed and delivered by, and constitutes, a legal, valid and binding obligation of, each party thereto other than the Bank.

Additionally, for the purposes of the opinions expressed herein, we have relied upon a certificate of the Vice-President, Corporate Secretary of the Bank dated September 11, 2024 (the “Secretary’s Certificate”), as to certain matters of fact contained therein and the resolutions of the Board of Directors of the Bank relating to the Registration Statement, the Prospectus and the creation and issuance of the Notes and other related matters, and we have not independently verified the accuracy of the factual matters set forth therein upon which we have relied.

In expressing the opinion set forth in paragraph 1 below, as to the amalgamation of the Bank, we have relied exclusively upon a certificate of confirmation dated September 10, 2024 issued by the Office of the Superintendent of Financial Institutions and the Secretary’s Certificate.

In expressing the opinion set forth in paragraph 2 below, we have assumed that the Notes will be issued in accordance with the provisions of the May 26, 2010, April 4, 2019, March 1, 2023 and July 27, 2023 resolutions, as applicable, of the Board of Directors of the Bank, which are attached as an exhibit to the Secretary’s Certificate, and that such resolutions will not have been modified, repealed or superseded prior to the date of the issuance of the Notes in any way that would affect the substance of such opinion.

The Canada Deposit Insurance Corporation has the power to convert, or cause the Bank to convert, in whole or in part, by means of a transaction or series of transactions and in one or more steps, the prescribed liabilities of the Bank into the common shares of the Bank or any of its affiliates (“Bail-In Conversion”), if the Governor in Council (Canada) makes an order under paragraph 39.13(1)(d) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) in respect of the Bank. Regulations made under the CDIC Act and the Bank Act (Canada) (the “Bank Act”) (collectively, the “Bail-In Regulations”) prescribe the types of shares and liabilities that may be subject to a Bail-In Conversion. In general, any senior debt with an initial or amended term to maturity (including explicit or embedded options) greater than 400 days, that is unsecured or partially secured and has been assigned a CUSIP or ISIN or similar identification number is subject to a Bail-In Conversion. However, certain other debt obligations of the Bank, including structured notes, are not subject to a Bail-In Conversion. Subject to certain exceptions, a “structured note” is defined as a debt obligation that (a) specifies that the obligation’s stated term to maturity, or a payment to be made by its issuer, is determined in whole or in part by reference to an index or reference point, including (i) the performance or value of an entity or asset, (ii) the market price of a security, commodity, investment fund or financial instrument, (iii) an interest rate, and (iv) the exchange rate between two currencies; or (b) contains any other type of embedded derivative or similar feature. To the extent the Debt Securities (as defined in the Prospectus) fall within this definition of a “structured note”, they will accordingly not be subject to a Bail-in Conversion. Notwithstanding the above, any Debt Securities issued before the date the Bail-In Regulations came into force on September 23, 2018 are not subject to a Bail-In Conversion, unless the terms of such liability are, on or after September 23, 2018, amended to increase its principal amount or to extend its term to maturity and the liability, as amended, meets the requirements to be subject to a Bail-In Conversion.

The opinions contained herein are limited to matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein (“Domestic Law”). Such opinions are expressed with respect to the Domestic Law in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, nor do we have any obligation to advise you of any other change in any matter addressed in this opinion or to consider whether it would be appropriate for any other person other than the addressee to rely on our opinion.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.	The Bank is a bank amalgamated under and governed by the Bank Act and has the corporate power to execute, deliver and perform its obligations under the Indenture and to create, issue and sell the Notes as contemplated in the Prospectus.

2.	All necessary corporate action has been taken by the Bank to authorize the creation, issuance, sale and delivery of the Notes; when the Notes have been duly executed and authenticated by the Trustee, issued in accordance with the Indenture and delivered against payment therefor as contemplated in the Registration Statement, the Prospectus and the Underwriting Agreement, the Notes will be, to the extent issuance, execution and delivery are matters governed by Domestic Law, duly issued, executed and delivered by the Bank and, to the extent validity of the Notes is a matter governed by Domestic Law, the Notes will be valid obligations of the Bank.

The opinion set forth in paragraph 2 above is subject to and may be limited by the following qualifications:

(i)	general principles of equity, including the principle of granting equitable remedies such as specific performance and injunctive relief, are subject to the discretion exercisable by a court of competent authority and/or jurisdiction;

(ii)	enforceability may be limited by bankruptcy, insolvency, winding-up, liquidation or other similar laws of general application affecting the enforcement of creditors’ rights generally (including the provisions of the Bank Act respecting such matters);

(iii)	the enforcement of any rights against the Bank under the Indenture with respect to indemnity or contribution may be limited by applicable law and may not be ordered by a court on the grounds of public policy and may, therefore, not be available in any particular instance;

(iv)	a court in the Province of Ontario may decline to enforce provisions in any document which purport to allow a determination, calculation or certificate of a party thereto as to any matter provided for therein to be final, conclusive or binding upon any other party thereto if such determination is found to be inaccurate on its face or to have been reached or made on any arbitrary or fraudulent basis;

(v)	enforceability of the Indenture or a provision of the Indenture may be subject to the provisions of the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Indenture to be unenforceable on the basis that such provision is an attempt to vary or exclude a limitation period under such Act; and

(vi)	pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate in existence on a day other than the day of payment of such judgment.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Legal Matters”, “Material Income Tax Consequences—Canadian Taxation”, “Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others” and “Validity of Securities” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP